Exhibit 99.2

February 10, 2010

To: Shareholders, Employees and Friends

Hudson Highland Group 2009 Fourth Quarter Financial Results

Every recession is different, as we have noted in previous shareholder letters. That was never more apparent than with the current environment, in which a cyclical downturn was exacerbated by a global financial crisis.  Similarly, every recovery is different. More importantly, recoveries frequently introduce changes in the use of recruitment services.  It is well understood that historically, temporary contracting recovers first and permanent recruitment lags the economic recovery.  It is also well understood that while there is a general trend towards the increased use of contract workers in professional and managerial roles, it has not been strong enough to offset the cyclical movements driven by economic circumstances.

The economic recovery is taking shape in all of our major markets, although in varying strengths and speeds. Normally, cyclical trends predominate in the early stages of a recovery cycle, and it would be expected that temporary recruitment would be recovering early.  But we are already seeing the influence of the broad general trends in current results.  In many markets, permanent recruitment hiring in professional and managerial roles is increasing faster than we would have expected at this early stage of the recovery.  As has been frequently commented on, the developed economies are suffering a severe “skills shortage.”  This is a particularly important factor in our business, since we are squarely in the market most affected: the mid-level professional and managerial personnel that drive the results of client companies.

We will analyze our results on a year-over-year basis and on a sequential basis, as sequential growth is an important indicator of the speed of recovery. The fourth quarter is normally stronger than the third quarter in our business in the Northern Hemisphere, as the third quarter is affected by summer holidays.  However, the opposite is true in Australia-New Zealand, typically producing weaker fourth quarter results than those of the third quarter due to the beginning of summer and year-end holidays. As you can see from the financial tables attached, all of our business segments are turning toward recovery.  In some cases, our operations are matching the improvements in the economy, while in others we are outperforming the expected economic impact.

Is this recovery sustainable?  We believe so, although we think we will see bumps along the way in the major economies as financial regulators grapple with the final throes of the recession.  It may not feel like a recovery in every street in the world, or in every quarter, but when we look back on 2010, we believe it will mark the first year of a recovery cycle.

Turning to some important emerging regional trends, in the United Kingdom, revenue increased sequentially by 6 percent, but importantly, permanent recruitment increased by 3 percent sequentially. This sequential growth is particularly noteworthy given the strong performance in permanent recruitment in the United Kingdom in the third quarter. The overall sequential growth was led by strength in London IT, Banking, and Legal.

Asia again produced strong results in the quarter led by China, which showed a sequential improvement from the third quarter of 2009 and was nearly flat to the prior year period. Singapore was also a contributor to strong fourth quarter results in Asia, as confidence appears to be growing and hiring needs are exceeding the capabilities of internal staff. We expect continued strength in Asia, as its economic recovery continues to outpace that of other developed economies, although there remains some risk given potential changes in governmental policies.

In the fourth quarter, Australia and New Zealand’s permanent recruitment gross margin was up 9 percent sequentially, which was contrary to the normal seasonal trend.  We are pleased to report that both Australia and New Zealand produced a profit in adjusted EBITDA for the quarter. In addition, so far in 2010 it appears that the Australian recovery is continuing.  This is the result of a strengthening in the Australian economy and is also a reflection of our positioning in the market relative to our competition.

In North America, we saw the re-emergence of growth in our Legal business in the fourth quarter. Compared to the prior year period, Legal remained down significantly as 2008 benefitted from a few large projects that did not repeat during 2009. However, North America gross margin was up 10 percent sequentially from the third quarter of 2009. Thus far in 2010, we have seen a continuation of the fourth quarter upward trend in the Legal business.

Continental Europe revenue improved 12 percent sequentially, and produced positive adjusted EBITDA for the quarter. The consensus view among economists is that the European economic recovery will lag that of many other developed economies around the world.  While this may be true, we believe that the impact on our business will be slower growth in profitability, rather than a further decline.  Nevertheless, Europe was one of our most profitable regions on an adjusted EBITDA basis in the fourth quarter and we expect it will be in 2010 as well.

On a consolidated basis, fourth quarter adjusted EBITDA was a profit of $0.2 million, an improvement from a loss of $2.6 million in the fourth quarter of 2008 and an improvement over the third quarter of 2009 adjusted EBITDA loss of $3.2 million.

Regional Highlights

Hudson Americas

In the fourth quarter of 2009, Hudson Americas revenue was $39 million, an increase of 9 percent sequentially over the third quarter with Legal gaining 11 percent, offset by a 6 percent decline in IT and Financial Solutions. Gross margin dollars were up 10 percent from the third quarter of 2009.  A top-line increase from the third to the fourth quarter is typical in North America. The temporary contracting gross margin percentage was 24.1 percent, 90 basis points higher than the third quarter and 50 basis points higher than in the fourth quarter of 2008. Overall, gross margin percentage was 26.2 percent, down from 27.0 percent in the prior year period, but up 30 basis points from the third quarter of 2009.

Adjusted EBITDA was a loss of $0.3 million in the fourth quarter, representing a $1.3 million improvement from the third quarter of 2009 and an improvement of $0.2 million from the fourth quarter of 2008. Operating expenses declined 29 percent from the prior year period, resulting from cost reduction actions taken last year and continuing through the fourth quarter of 2009.

Europe

In the fourth quarter of 2009, Hudson Europe revenue increased 9 percent sequentially from the third quarter and gross margin increased 10 percent, driven by growth in both the United Kingdom and continental Europe in nearly every line of business. Permanent placement gross margin increased 4 percent from the prior quarter of 2009 and contract gross margin dollars increased 2 percent.

In the United Kingdom, revenue increased 6 percent sequentially from the third quarter, with contract up 6 percent and permanent recruitment up 3 percent. Gross margin improved 4 percent. In continental Europe, revenue and gross margin increased sequentially by 12 percent and 14 percent, respectively. Top-line increases came from France, Belgium and Spain, with stability in Balance’s contracting business in the Netherlands. Continental Europe produced strong positive adjusted EBITDA in the fourth quarter.

Adjusted EBITDA in Europe in the fourth quarter was $1.7 million, down $2.3 million from the fourth quarter of 2008, but ahead of about breakeven in the third quarter of 2009.

Hudson Asia Pacific

In the fourth quarter of 2009, Hudson Asia Pacific revenue and gross margin each declined 3 percent from the third quarter, slightly better than the normal seasonal pattern of a decline of about 5 percent. The difference was driven by top-line growth in permanent recruitment in both Australia-New Zealand and Asia.

In Australia and New Zealand, revenue declined by 4 percent and gross margin was down by 7 percent compared with the third quarter. Permanent placement gross margin increased 9 percent from the third quarter, offset by declines in both temporary contracting and the outplacement business in talent management. In Asia, revenue was down 1 percent while gross margin increased 2 percent from the prior-year quarter on a constant currency basis. Asia was up 8 percent sequentially from the third quarter, with, improvement in China, while Singapore and Hong Kong were about flat.

Asia Pacific adjusted EBITDA was $1.7 million in the fourth quarter, up from $1.1 million in the prior year period but down from $2.6 million the third quarter of 2009. Australia and New Zealand was down versus the prior year period but still positive and Asia delivered strong positive adjusted EBITDA in comparison to a loss in the fourth quarter of 2008.

Corporate

Corporate costs in the fourth quarter of 2009 were $2.9 million, a decrease of $4.2 million from the prior year period, and a decrease of $1.3 million from the third quarter of 2009. The year-over-year reduction was driven primarily by lower professional fees and lower compensation expenses.

Restructuring Program

The company completed its 2009 restructuring program during the fourth quarter of 2009.  The program was initiated to streamline operations in response to the economic conditions during 2009.  Fourth quarter restructuring expenses of $5.9 million were related to severance, lease terminations and contract cancellations, primarily in Europe and the Americas.  Total restructuring expenses for the year were approximately $19.4 million, a portion of which were classified in discontinued operations as a result of closing the company’s Italy and Japan operations earlier in 2009.

Liquidity and Capital Resources

At the end of the fourth quarter of 2009, the company had $36.1 million in cash and $10.5 million in borrowings under its primary credit facility, down from $44.5 million in cash and $10.5 million in borrowings at the end of the third quarter of 2009. In addition, the company has availability under its primary credit facility of $2.1 million, and an additional $8.1 million under local country credit facilities, for a total of $10.2 million, some of which became available subsequent to December 31, 2009.

Guidance

Despite recent signs of recovery, visibility remains low.  As a result, the company will not provide formal guidance for the first quarter of 2010, other than it expects significant progress in EBITDA compared with the prior year quarter. The company will comment on current trends and its outlook for the first quarter on its fourth quarter earnings call.

Safe Harbor Statement

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions’ that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations, including the global economic conditions prevailing during 2009; the ability of clients to terminate their relationship with the company at any time; risks in collecting the company’s accounts receivable; the company’s history of negative cash flows and operating losses may continue; the company’s limited borrowing availability under its credit facility, which may negatively impact its liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; risks related to fluctuations in the company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; risks associated with the company’s investment strategy; risks and financial impact associated with dispositions of underperforming assets; implementation of the company’s cost reduction initiatives effectively; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; the company’s ability to attract and retain highly skilled professionals; volatility of the company’s stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS
(in thousands)
(unaudited)

For the Three Months Ended December 31, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate (2)	Total
Revenue	$39,011	$74,502	$68,991	$-	$182,504
Gross margin	$10,218	$33,007	$26,150	$-	$69,375
Adjusted EBITDA (1)	$(304)	$1,674	$1,677	$(2,864)	$183
Business reorganization and integration expenses	1,794	3,135	849	122	5,900
Goodwill and other impairment charges	-	-	-	-	-
Depreciation and amortization	1,318	822	991	43	3,174
Non-operating income (expense)	803	173	(152)	(155)	669
Interest income (expense)	(10)	(34)	52	(233)	(225)
Provision for (benefit from) income taxes	(3,763)	(810)	1,123	-	(3,450)
Income (loss) from discontinued operations, net of taxes	(274)	(143)	14	(5,026)	(5,429)
Net (loss) income	$866	$(1,477)	$(1,372)	$(8,443)	$(10,426)

For the Three Months Ended December 31, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate (2)	Total
Revenue (3)	$52,394	$85,376	$69,751	$-	$207,521
Gross margin	$14,115	$42,001	$28,595	$-	$84,711
Adjusted EBITDA (1)	$(546)	$3,973	$1,090	$(7,131)	$(2,614)
Business reorganization and integration expenses	1,236	1,634	2,317	997	6,184
Goodwill and other impairment charges	40,749	19,598	6,740	-	67,087
Depreciation and amortization	1,112	1,315	896	65	3,388
Non-operating income (expense)	(61)	1,414	282	(328)	1,307
Interest income (expense)	(8)	148	174	(110)	204
Provision for (benefit from) income taxes	(1,644)	474	(673)	-	(1,843)
Income (loss) from discontinued operations, net of taxes	(1,910)	(119)	(2,290)	(92)	(4,411)
Net (loss) income	$(43,978)	$(17,605)	$(10,024)	$(8,723)	$(80,330)

(1)
Non-GAAP earnings before interest, income taxes, special charges, other non-operating income, and depreciation and amortization (“Adjusted EBITDA”) is presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

(2)	Highland Partners was a reportable segment before disposal in 2006. The results from Highland Partners are classified under Corporate for reporting purposes.

(3)	Prior year revenue has been reclassed to conform to current year presentation.

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS
(in thousands)
(unaudited)

For the Three Months Ended December 31, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate (2)	Total
Revenue	$39,011	$74,502	$68,991	$-	$182,504
Gross margin	$10,218	$33,007	$26,150	$-	$69,375
Adjusted EBITDA (1)	$(304)	$1,674	$1,677	$(2,864)	$183
Business reorganization and integration expenses	1,794	3,135	849	122	5,900
Goodwill and other impairment charges	-	-	-	-	-
Depreciation and amortization	1,318	822	991	43	3,174
Non-operating income (expense)	803	173	(152)	(155)	669
Interest income (expense)	(10)	(34)	52	(233)	(225)
Provision for (benefit from) income taxes	(3,763)	(810)	1,123	-	(3,450)
Income (loss) from discontinued operations, net of taxes	(274)	(143)	14	(5,026)	(5,429)
Net (loss) income	$866	$(1,477)	$(1,372)	$(8,443)	$(10,426)

For the Three Months Ended September 30, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate (2)	Total
Revenue	$35,705	$67,898	$66,044	$-	$169,647
Gross margin	$9,258	$29,571	$25,361	$-	$64,190
Adjusted EBITDA (1)	$(1,625)	$30	$2,579	$(4,206)	$(3,222)
Business reorganization and integration expenses	592	1,881	405	-	2,878
Goodwill and other impairment charges	-	-	-	-	-
Depreciation and amortization	1,047	911	739	44	2,741
Non-operating income (expense)	34	(302)	260	107	99
Interest income (expense)	55	45	55	(251)	(96)
Provision for (benefit from) income taxes	314	(1,172)	(357)	-	(1,215)
Income (loss) from discontinued operations, net of taxes	179	287	181	123	770
Net (loss) income	$(3,310)	$(1,560)	$2,288	$(4,271)	$(6,853)

(1)
Non-GAAP earnings before interest, income taxes, special charges, other non-operating income, and depreciation and amortization (“Adjusted EBITDA”) is presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

(2)	Highland Partners was a reportable segment before disposal in 2006. The results from Highland Partners are classified under Corporate for reporting purposes.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition. The table below summarizes the impact of foreign exchange adjustments on our operating results for the three months ended December 31, 2009.

	2009			2008
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$39,011	$(35)	$38,976	$52,394
Hudson Europe	74,502	(3,707)	70,795	85,376
Hudson Asia Pacific	68,991	(15,333)	53,658	69,751
Total	182,504	(19,075)	163,429	207,521
Direct costs:
Hudson Americas	28,793	(1)	28,792	38,279
Hudson Europe	41,495	(1,464)	40,031	43,376
Hudson Asia Pacific	42,841	(10,437)	32,404	41,155
Total	113,129	(11,902)	101,227	122,810
Gross margin:
Hudson Americas	10,218	(34)	10,184	14,115
Hudson Europe	33,007	(2,243)	30,764	42,000
Hudson Asia Pacific	26,150	(4,896)	21,254	28,596
Total	$69,375	$(7,173)	$62,202	$84,711
Selling, general and administrative (1)
Hudson Americas	$11,813	$(37)	$11,776	$15,752
Hudson Europe	32,166	(2,079)	30,087	39,395
Hudson Asia Pacific	25,460	(4,871)	20,589	28,371
Corporate	2,927	-	2,927	7,195
Total	$72,366	$(6,987)	$65,379	$90,713

(1)        Selling, general and administrative expenses include depreciation and amortization expenses.